Memorandum of the Agreements, which have been reached, and signed this 26th day of
January 2004, amongst, referred collectively hereafter to as the ‘Parties’:

Anteres Investments Inc., a Company incorporated and with its principle place of business, in Providenciales, Turks & Caicos Islands, BWI, hereinafter referred to
‘Anteres’,

-and-

Graham Douglas, the Chief Executive Officer of Icoworks Inc., an officer of
Anteres, and a Director of both Icoworks Inc., and Icoworks Holdings Inc., hereinafter referred to as ‘Douglas’,

-and-

     Icoworks Inc., a Nevada Corporation, with publicly traded shares, and which is governed by the rules and regulations of the Securities Exchange Commission in the
United States of America, hereinafter referred to as Icoworks Inc.

-and-

Icoworks Holdings Inc. a Nevada Corporation, hereinafter referred to as
‘Holdings’,

-and-

Icoworks Services Inc., a Nevada Corporation, which is the principal operating subsidiary of Holdings in the United States.

-and-

(2)

Paul Murray McAteer being the Advisor to the Board for the Merger and
Reorganization of Icoworks Inc. and Holdings, hereinafter referred to as the
‘Advisor’

Preambles:

1.	Icoworks Inc., has filed on November 19, 2003, a 10Q information statement with financial information which was current and complete as at September 30, 2003, which statement contains certain additional information of subsequent events, hereinafter referred to as the ‘10Q’, all of which is relevant to the agreements reached amongst the Parties and memorialized in this Agreement.

2.	Icoworks Inc. and Holdings have in the past entered into certain agreements with respect to the Merger of the business and affairs of Icoworks Inc. and Holdings which agreements were to be completed on May 1, 2003 and which have subsequently expired, the particulars of which are described in S.4 of the 10Q.

3.	It is the intention of both Icoworks Inc. and Holdings to complete the merger contemplated previously by entering into a new merger agreement, all of which is stated in Management’s Description and Analyses or Plan of Operation, on Page 29 of the 10Q under the heading of ‘Completion of Merger with Holdings’.

4.	On January 2, 2004, the previous Sole Director, Chief Executive Officer and Chief Financial Officer resigned thereby causing a new board of directors to be appointed and those new directors have retained the Advisor to analyze and assess the viability of Icoworks Inc. and issues affecting it.

(3)

5.	On January 2, 2004, a new board of directors was appointed for Icoworks Inc., which board includes two independent directors as well as Douglas and Michiel Diening, the Chief Operating Officer for Holdings and its subsidiaries.

6.	Icoworks Inc. and Holdings have retained Paul Murray Mc Ateer, Barrister and Solicitor, who has extensive knowledge of the business and affairs of Holdings, Icoworks Inc., as well as reorganizations and corporate structuring, to provide advice and recommendations which are necessary for the successful implementation of a new merger agreement that can be successfully implemented on a timely basis.

7.	A joint meeting of the boards of directors of Icoworks Inc. and Holdings has been set for Sat. January 31, 2004 at 9AM in the forenoon to consider the report of their Advisor and make determinations based upon such recommendations which have been made and agree upon and to formulate the same into the principle terms and conditions of a merger agreement to replace the previous expired Merger Agreement.

8.	A number of recommendations have been made by the Advisor, which shall be Conditions Precedent to the effectiveness of any agreement, which is approved by the joint meeting of directors of Holdings and Icoworks Inc.

9.	This Agreement deals with a number of the Conditions Precedent being recommended to the boards and which has been agreed as between the Parties as necessary first steps to be taken.

In consideration of the mutual promises and agreements set out herein, for the betterment of the Corporate Parties prospects and to insure the successful completion of the merger of Icoworks Inc. and Holdings, the Parties agree as follows:

(4)

Agreement of Anteres to relinquish it rights under and cancels previous agreements:

A.	Anteres is the subject of a certain management agreement for general management services and for the provision of the services of Douglas, the particulars of which are described in Sec. 18(a) of the 10Q, which particulars provide for payments of $17,000 per month.

B.	The agreement referred to in the 10Q was entered into prior to the election of a the Board of Directors and must be evaluated in relation to the intended merger, ongoing business of the merged corporation and historic issues, which are reflected in the 10Q.

C.	Anteres has acknowledged the need to cancel its previous contracts and by the signing of the agreement, does do so.

D.	Anteres further agrees to settle any and all outstanding debts owing to it by the company, which are particularized as $413,086 as at September 30, 2003, and as may have been adjusted thereafter or increased for a total consideration of $1 or shares of the common stock of Icoworks Inc. at $0.35 per share or a combination of both.

E.	The effect of this agreement by Anteres and Douglas is that they will be owed 0$ on January 31, 2004 and the merger agreement is approved by the joint sitting of the boards and entered into thereafter by Holdings and Icoworks Inc. as described in Section “D”.

Agreement of Douglas:

A.	Douglas agrees to continue, at the pleasure of the directors of Icoworks Inc, as Chief Executive officer up to and including the date when the intended merger is completed at a total consideration for these duties of $1.

(5)

B.	Douglas agrees to continue during this time to be the Chief Executive Officer of Icoworks Services Inc. at a total compensation of$5,000 per month plus reasonable expenses.

C.	Douglas agrees to satisfying and all other outstanding liabilities owning to him by Icoworks Inc. for a total consideration of $1, except reasonable incurred expenses.

Agreement of Icoworks Services Inc.:

A.	Icoworks Services Inc., agrees to compensate Douglas at the rate of $5,000 from February 1, 2004 until the successful completion of the merger.

Agreement of Icoworks Inc.:

A.	Icoworks Inc. agrees to negotiate in good faith an arrangement for the continuing services of Douglas after the successful merger which negotiation will be conducted between Douglas and two independent directors form Icoworks Inc.

Agreement of the Advisor:

A.	The Advisor agrees to continue to be retained to serve at the pleasure of the board of Icoworks Inc. until the successful merger of Holdings and Icoworks Inc. and make recommendations, provide advice, determine the fairness of arrangements and implement, as may be required, the decisions made by the directors on January 31, 2004 or thereafter.

(6)

B.	The Advisor agrees to be retained for these services for $1 plus recovery of reasonable expenses related to travel and attending the duties.

This memorandum has been agreed to this 26th day of January 2004 and signed, conditional upon the approval of the directors of Icoworks Inc. and Holdings, excluding Douglas who has exempted himself by reason of conflict of interest and attorned to the decisions of the two boards.

Graham Douglas	Anteres Investments Inc.
/s/ Graham Douglas	/s/ Graham Douglas

Icoworks Inc	Icoworks Holdings Inc.
/s/ Michiel Diening	/s/ Michiel Diening

Icoworks Services Inc	Advisor
/s/ Michiel Diening	/s/ Paul AcAteer